Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of ITEC Environmental Group, Inc. previously filed on February 2, 2005 (SEC File # is 333-122459) of our report dated May 1, 2006 on the consolidated financial statements of ITEC Environmental Group, Inc. as of December 31, 2005 and for the year then ended.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
May 15, 2006